Exhibit 4.2.3

Annex 4 to Contract P81044

March 01, 2008

Periods of delivery of Goods from Tetra Pak factories

TP Factories / WBD Plants	OAO WBD Beverages Moscow	OAO WBD Moscow	Anna Milk branch- office of WBD Anna	Timashevsk Dairy Plant branch- office of WBD Timashevsk	Vladivostok Dairy Plant branch- office of WBD Vladivostok	Nizhny Novgorod Dairy Plant branch- office of WBD Nizhny Novgorod	Siberian Milk branch- office of WBD Novosibirsk	Kursk Baby Food Plant branch- office of WBD Kursk region	Manros-M branch- office of WBD Omsk	Ufamolagroprom branch-office of WBD Ufa	Baltic milk branch-office of WBD St. Petersburg	Obninsk Dairy Plant branch-office of WBD Obninsk
Tetra Pak [*]	6	6	7	8	28	7	22	8	20	12	7	6
Tetra Pak [*]	8	8	9	10	30	9	24	10	22	14	5	8
Tetra Pak [*]	12	12	15	16	35	15	29	16	28	19	14	14
Tetra Pak [*]	12	12	13	14	34	13	28	14	26	18	12	12
Tetra Pak [*]	10	10	11	12	32	11	26	12	24	16	10	10
Tetra Pak [*]	9	9	10	11	31	10	25	11	23	15	10	10
Tetra Pak [*]	14	14	15	16	35	15	29	15	28	19	14	14
Tetra Pak [*]	14	14	15	16	35	15	29	17	28	19	14	14
Tetra Pak [*]	14	14	15	16	36	15	30	16	28	20	14	14
Tetra Pak [*]	21	21	22	23	37	22	31	23	30	24	21	21
Tetra Pak [*]	45	45	46	48	35	44	45	45	45	48	43	45
[*]	21	21	21	21	50	21	35	23	34	25	21	21
Tetra Pak [*]	13	13	15	16	35	15	29	16	28	19	14	14
Tetra Pak [*]	1	1	2	3	29	2	22	2	20	6	2	1

All periods are in calendar days. Calendar days are working days, Saturdays, Sundays, excluding national holidays. The specified periods are stated for fully loaded vehicles and can be changed in case of occurrence of force major

THE SELLER	THE BUYER
ZAO “Tetra Pak”	OAO “Wimm-Bill-Dann”

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission